Code of Ethics

1.	All personnel of Golub Group shall act with integrity, competence, dignity, and in an ethical manner when dealing with the public, clients, prospects, employer, and employees.
2.

Golub Group has a duty to exercise its authority and responsibility for the benefit of its clients, to place the interests of its clients first and to refrain from having outside interests that conflict with the interests of its clients. Golub Group must avoid any circumstances that might adversely affect or appear to affect its duty of loyalty to its clients.

3.

Golub Group will not disclose any nonpublic personal information about a client to any nonaffiliated third party unless the client expressly gives permission to Golub Group to do so. All client information will otherwise be treated as confidential.

4.	Golub Group will maintain the physical security of nonpublic information, including information stored on computers.
5.	Prohibited Acts include:
a)	Employing any device, scheme, or artifice to defraud;
b)	Making any untrue statement of a material fact;
c)	Omitting to state a material fact necessary in order to make a statement, in light of the circumstances under which it is made, not misleading;
d)	Engaging in any fraudulent or deceitful act, practice or course of business; or,
e)	Engaging in any manipulative practices.
6.

Golub Group has a duty to disclose potential and actual conflicts of interest to their clients. All Invesment Adviser Representatives (IARs) and solicitors have a duty to report potential and actual conflicts of interest to the Company.

7.	Golub Group has a duty of loyalty to clients that requires that Golub Group will act in the best interests of the clients and always place the clients' interests first by:
a)	Prohibiting inappropriate favoritism of one client over another client that would constitute a breach of fiduciary duty.
b)

Prohibiting investment personnel from recommending, implementing or considering any securities transaction for a client without having disclosed any material beneficial ownership, business or personal relationship, or other material interest in the issuer or its affiliates, to the chief investment officer or, with respect to the chief investment officer’s interests, to the Chief Compliance Officer.

8.

Golub Group shall only recommend those investments that it has a reasonable basis for believing are suitable for a client, based upon the client s particular situation and circumstances. In addition, clients should be instructed to immediately notify Golub Group of any significant changes in their situation or circumstances so that Golub Group can respond appropriately.

9.	All personnel of Golub Group are required to comply with all applicable state and federal securities laws.
10.	All personnel of Golub Group are required to comply with the Golub Group policy on the acceptance of gifts:
a)	The Chief Compliance Officer must approve any revision to this policy.
b)	Prohibited transactions:

              (1) Employees may not solicit gifts or gratuities;

(2) Gifts of an extraordinary or extravagant nature (exceeding $100.00 in value) to an employee are to be declined or returned. Exception: gifts such as meals, entertainment, etc. are appropriate;

(3) Any cash or cash equivalent gift from a client, prospective client, or any entity that does business with Golub Group, except where the client is a member of a Golub Group employee’s family and the gift is between family members.

(4)	Any form of a loan by an employee to a client or by a client to an employee;

(5) Political contributions to an elected official, who could, directly or indirectly, influence the selection of the advisory firm for services;

(6)	Receipt of referral fees by the Company or any employee;
(7)	Any rebate of fees to clients as a means of paying a referral fee;

(8) Payment of referral fees to anyone or any company not disclosed in the Company’s ADV, and regulatory required supporting documents; and

(9) Payment of excess fees to anyone or any company as a means of paying a referral fee.

11.

All personnel of Golub Group are required to report their personal securities holdings and transactions. This requirement includes the employee’s immediate family (including any relative by blood or marriage living in the employee’s household), and any account in which he or she has a direct or indirect beneficial interest (such as a trust).

12.

All Golub Group personnel must report their personal securities holdings within 10 days of becoming an employee and annually thereafter. This information must be current as of a date not more than 45 days prior to the date the individual becomes an employee or, for an annual report, the date the report is submitted.

13.	Golub Group requires each employee to custody his or her personal accounts at Charles Schwab & Co.
14.	All personal securities transactions shall be conducted in such a manner as to be consistent with this Code of Ethics.

15.

Golub Group requires each employee to obtain the approval of Golub Group’s Chief Compliance Officer or Colin Higgins prior to placing any trades, investing in initial public offerings and limited (private) offerings..

16.

Securities covered by this Code: Covered Security means any stock, bond, future, investment contract or any other instrument that is considered a “security” under the Investment Advisers Act. The term “covered security” is very broad and includes items you might not ordinarily think of as “securities,” such as:

a)	Options on securities, on indexes, and on currencies;
b)	All forms of limited partnership;
c)	Foreign unit trusts and foreign mutual funds; and
d)	Private investment funds, hedge funds, and investment clubs.

Covered Security does not include:

e)	Direct obligations of the U.S. government (e.g., treasury securities);
f)	Bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt obligations, including repurchase agreements;
g)	Shares issued by money market funds;
h)	Shares of open-end mutual funds that are not advised or sub-advised by the firm (or certain affiliates, where applicable); and
i)

Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are funds advised or sub-advised by the firm (or certain affiliates, where applicable).

17.

All personnel are prohibited from trading, either personally or on behalf of others, while in possession of material, nonpublic information. All personnel are prohibited from communicating material nonpublic information to others in violation of the law.

a)

Penalties. These may include civil injunctions, permanent bars from employment in the securities industry, civil penalties up to three times the profits made or losses avoided, criminal fines, and jail sentences. The prohibition on insider trading and potential sanctions apply to all employees, officers, and directors.

Policy & Procedures

1.	Golub Group shall on a quarterly basis determine which of its personnel are Access Persons.

2.	The following are Access Persons:
a)	Michael Golub
b)	Colin Higgins
c)	Kurt Hoefer
d)	Joe Martin
e)	Ayse Pehlivan
f)	Claire Silverman
g)	Tim Rich
h)	Cynthia Duncan
i)	Fannie Tsui
j)	Jennifer Rouse
k)	John Dowling
l)	Eric Jungling
m)	Sherry Williams
n)	Corenne Carlson
o)	Diane Johnson
p)	David Ogburn
q)	Jessica Serrano
r)	Deb Baur
3.

Jennifer Rouse shall maintain records of the personal securities transactions of Golub Group, its officers, employees, the spouses, minor children, and members of the households of those officers, employees, as well as any securities transactions in which an officer, or employee may have a direct or indirect beneficial interest. The records shall contain the following information:

a)	Title and amount of the security involved;
b)	Date of the transaction;
c)	Nature of the transaction (purchase or sale);
d)	Price at which the trade was effected; and
e)	Name of the broker-dealer or bank that executed the transaction.
4.	Golub Group shall conduct an annual review of trading reports in order to identify improper trades and patterns by access persons.
5.	All personnel shall receive a copy of the Code of Ethics and any amendments thereto.

6.

All personnel shall receive annual training in the Code of Ethics, and shall certify annually that they have received a copy of the Code of Ethics, have read and understand all of its provisions, and agree to comply with its terms.

7.	A record shall be maintained of any violation of the code and any action taken as a result of such violation.
8.	All violations of Golub Group’s Code of Ethics shall be reported to the Chief Compliance Officer.
a)	All violations shall be treated confidentially to the extent permitted by law and investigated promptly and appropriately.
b)	Retaliation against a person who reports a violation is prohibited and constitutes a further violation of the code.
9.	A copy of the code shall be provided to any client or prospective client upon request.

Personal Trading by Access Persons

1.

Golub Group will prevent conflicts of interest when Access Persons invest for their own accounts, conflicts of interest may arise between the client's and the employee's interests. Such conflicts may include taking an investment opportunity from the client for an employee's own portfolio, using an employee's advisory position to take advantage of available investments, or front-running, which may be an employee trading before making client transactions, thereby taking advantage of information or using client portfolio assets to have an effect on the market which is used to the employee's benefit.

2.	Golub Group has adopted the following policies with respect to personal trading by Access Persons:
a)	Access Persons shall obtain pre-clearance of any trade for his or her own account;
b)	Access Persons shall obtain pre-clearance of any investment in initial public offerings, or in private placements;
c)	Access Persons shall not invest in any securities placed on the restricted list;
d)	Accounts of Access Persons shall be maintained at Charles Schwab & Co. within Golub Group’s employee master account;
e)

Access Persons shall aggregate personal transactions in securities with client transactions, and such transactions will be executed at the same cost as the client transactions except for the imposition of minimum transaction costs by the executing broker/dealer;

f)

Access Persons may not execute trades of greater than 1,000 shares in their personal accounts within 24 hours following the purchase or sale of a security from the same issuer in a client account (“blackout period”).

g)	Access persons may not serve as directors of publicly traded companies without prior approval based on the interests of the clients.

Penalties for Violation

1.

Sanctions shall be imposed for failure to follow these policies and procedures including but not limited to: canceling of the offending trade(s), or termination of employment, or reporting to regulatory authorities.

2.	In addition, Golub Group may utilize any of the penalties available in its Compliance Manual, under Chapter 1. Penalties for Violation.